Exhibit 99.1

CONTACT:	Glen Ponczak — Investors	RELEASE: October 24, 2005
(414) 524-2375

Monica Levy — Media
(414) 524-2695
JOHNSON CONTROLS REPORTS RECORD SALES, EARNINGS FOR FOURTH QUARTER
     MILWAUKEE, WISCONSIN, October 24, 2005 ... Johnson Controls, Inc. (JCI) today reported that its fourth quarter 2005 earnings from continuing operations rose 15% on a sales increase of 7%.
     John M. Barth, Chairman and Chief Executive Officer, said “We are pleased to report record quarterly and full-year results, continuing our track record for growth. In 2005 we broadened our capabilities, expanded our addressable markets and strengthened the foundation for improved profitability. Our company enters 2006 as the global leader in each of our businesses and with a strong financial position. We appreciate the efforts of our employees and their commitment to increase the value we deliver to our customers and our shareholders.”
     Johnson Controls sales for the 2005 fourth quarter totaled $6.9 billion, up 7% from $6.4 billion last year. Operating income was $436 million, up 14% from $384 million last year. Income from continuing operations totaled $293 million, up 15% from $255 million in the 2004 period. Diluted earnings per share from continuing operations for the 2005 fourth quarter were $1.50 versus $1.31 in the prior year.
     During the fourth quarter, the company recorded an $8.7 million adjustment, net of tax, reducing the gain on sale of discontinued operations in the second quarter of 2005. Including this one-time reduction, diluted earnings per share were $1.45, up from $1.41.
     Interior experience sales were $4.5 billion, up 4% from the $4.4 billion in the prior year. The increase was associated with the launch of new business which was partially offset by the deconsolidation of a North American joint venture during the third quarter of 2005. Excluding the deconsolidation, sales for the fourth quarter would have increased 9%. Industry light vehicle production in North America is estimated to have been approximately 3% higher than the prior year amount while European production is estimated to have been 2-3% lower. Operating income declined 13%, to $206 million versus $238 million for the 2004 fourth quarter, primarily due to higher commodity costs which more than offset the benefit of operational improvements.
     Power solutions sales increased 37% to $864 million from $632 million last year as a result of organic growth in North America and Europe, the impact of the Delphi battery acquisition and the consolidation of a Latin American joint venture in late 2004. Operating income rose 79% to $114
-more-

October 24, 2005

million from $64 million, reflecting the higher volume, favorable product mix, improved quality and operational efficiencies.
     Building efficiency sales increased 5% to $1.5 billion for the fourth quarter from $1.4 billion in 2004, primarily due to higher North American systems and services activity for both new construction and existing buildings. Operating income was $115 million, 40% above the 2004 amount of $83 million, reflecting growth of higher-margin service business and the timing of benefits associated with efficiency and cost improvement initiatives in the North American branch office network. The backlog of uncompleted contracts at the end of 2005 was 5% higher than one year ago.
Financial Position
     Capital expenditures for the 2005 fiscal year decreased to $675 million, in line with earlier guidance. At September 30, 2005, the company’s total debt to total capitalization declined to 28% from 34% at the prior year-end, despite funding acquisitions and the company’s voluntary $180 million contribution to its U.S. pension plans in July.
Fiscal 2006 Guidance
     On October 11, 2005, Johnson Controls issued guidance on its expected performance for 2006. Fiscal 2006 sales are anticipated to increase approximately 15%, to $32 billion. Earnings per share from continuing operations are estimated to increase 13 to 17%, to a range of $5.00 to $5.15. For the first quarter of 2006, Johnson Controls said it anticipates sales of $6.8 billion and earnings per share from continuing operations of $0.82 to $0.85.
     The company said it expects that its previously announced acquisition of York International will be completed in December 2005.
###
Johnson Controls is a global leader in interior experience, building efficiency and power solutions. The company provides innovative automotive interiors that help make driving more comfortable, safe and enjoyable. For buildings, it offers products and services that optimize energy use and improve comfort and security. Johnson Controls also provides batteries for automobiles and hybrid electric vehicles, along with systems engineering and service expertise. Johnson Controls (NYSE: JCI), founded in 1885, is headquartered in Milwaukee, Wisconsin. For additional information, please visit www.johnsoncontrols.com.
###
Johnson Controls has made forward-looking statements in this document pertaining to its financial results for 2006 that are based on preliminary data and are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as “believes,” “forecasts,” “expects,” “outlook” or similar expressions. For those statements, the company cautions that numerous important factors, such as completion of the acquisition of York International in December 2005, automotive vehicle production levels and schedules, the ability to increase prices due to higher raw material costs, the strength of the U.S. or other economies, currency exchange rates, the company’s effective tax rate, cancellation of commercial contracts, as well as those factors discussed in the company’s Form 8-K (dated October 7, 2005) could affect the company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.

October 24, 2005

JOHNSON CONTROLS, INC.
CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share data; unaudited)

	(GAAP)		(NON-GAAP)
	Three Months		Three Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Net sales
Products and systems*	$6,112.3	$5,680.4	$6,112.3	$5,680.4
Services*	787.8	758.6	787.8	758.6

	6,900.1	6,439.0	6,900.1	6,439.0

Cost of sales
Products and systems	5,332.0	4,958.9	5,332.0	4,958.9
Services	619.3	617.0	619.3	617.0

	5,951.3	5,575.9	5,951.3	5,575.9

Gross profit	948.8	863.1	948.8	863.1

Selling, general and administrative expenses	512.7	479.2	512.7	479.2
Restructuring costs	—	—	—	—
Japanese pension gain	—	—	—	—

Operating income	436.1	383.9	436.1	383.9

Interest income	1.3	5.0	1.3	5.0
Interest expense	(32.2)	(32.9)	(32.2)	(32.9)
Equity income	12.6	18.5	12.6	18.5
Miscellaneous — net	(2.7)	(11.3)	(2.7)	(11.3)

Other income (expense)	(21.0)	(20.7)	(21.0)	(20.7)

Income from continuing operations before income taxes and minority interests	415.1	363.2	415.1	363.2

Income tax provision	110.2	84.2	110.2	103.0
Minority interests in net earnings of subsidiaries	12.4	24.5	12.4	24.5

Income from continuing operations	292.5	254.5	292.5	235.7

Income from discontinued operations, net of income taxes	—	18.5	—	18.5
Gain on sale of discontinued operations, net of income taxes	(8.7)	—	—	—

Net income	$283.8	$273.0	$292.5	$254.2

Earnings available for common shareholders	$283.8	$273.0	$292.5	$254.2

Earnings per share from continuing operations
Basic	$1.52	$1.34	$1.52	$1.24

Diluted	$1.50	$1.31	$1.50	$1.22

Earnings per share
Basic	$1.47	$1.43	$1.52	$1.34

Diluted	$1.45	$1.41	$1.50	$1.32

*	Products and systems consist of interior experience and power solutions products and systems and building efficiency installed systems. Services are building efficiency technical and facility management services.
The accompanying notes are an integral part of the financial statements.

October 24, 2005

JOHNSON CONTROLS, INC.
CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share data; unaudited)

	(GAAP)		(NON-GAAP)
	Year Ended		Year Ended
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Net sales
Products and systems*	$24,741.1	$22,413.8	$24,741.1	$22,413.8
Services*	3,142.1	2,949.6	3,142.1	2,949.6

	27,883.2	25,363.4	27,883.2	25,363.4

Cost of sales
Products and systems	21,818.2	19,559.3	21,818.2	19,559.3
Services	2,533.8	2,414.0	2,533.8	2,414.0

	24,352.0	21,973.3	24,352.0	21,973.3

Gross profit	3,531.2	3,390.1	3,531.2	3,390.1

Selling, general and administrative expenses	2,218.8	2,173.0	2,218.8	2,173.0
Restructuring costs	210.0	82.4	—	—
Japanese pension gain	—	(84.4)	—	—

Operating income	1,102.4	1,219.1	1,312.4	1,217.1

Interest income	13.7	14.0	13.7	14.0
Interest expense	(121.1)	(110.8)	(121.1)	(110.8)
Equity income	60.4	71.0	60.4	71.0
Miscellaneous — net	(26.7)	(63.4)	(26.7)	(63.4)

Other income (expense)	(73.7)	(89.2)	(73.7)	(89.2)

Income from continuing operations before income taxes and minority interests	1,028.7	1,129.9	1,238.7	1,127.9

Income tax provision	218.6	285.1	325.9	320.7
Minority interests in net earnings of subsidiaries	52.9	78.0	56.3	78.0

Income from continuing operations	757.2	766.8	856.5	729.2

Income from discontinued operations, net of income taxes	16.1	50.7	16.1	50.7
Gain on sale of discontinued operations, net of income taxes	136.1	—	—	—

Net income	$909.4	$817.5	$872.6	$779.9

Earnings available for common shareholders	$909.4	$815.7	$872.6	$778.1

Earnings per share from continuing operations
Basic	$3.95	$4.08	$4.47	$3.87

Diluted	$3.90	$3.98	$4.41	$3.79

Earnings per share
Basic	$4.74	$4.35	$4.55	$4.15

Diluted	$4.68	$4.24	$4.49	$4.05

*	Products and systems consist of interior experience and power solutions products and systems and building efficiency installed systems. Services are building efficiency technical and facility management services.
The accompanying notes are an integral part of the financial statements.

October 24, 2005

JOHNSON CONTROLS, INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in millions; unaudited)

	September 30,	September 30,
	2005	2004
ASSETS
Cash and cash equivalents	$170.9	$169.5
Accounts receivable — net	4,672.2	3,992.1
Costs and earnings in excess of billings on uncompleted contracts	314.5	271.8
Inventories	983.1	885.8
Assets of discontinued operations	—	579.8
Other current assets	997.6	774.5

Current assets	7,138.3	6,673.5

Property, plant and equipment — net	3,581.6	3,463.5
Goodwill — net	3,732.6	3,578.7
Other intangible assets — net	284.2	291.0
Investments in partially-owned affiliates	445.4	314.9
Other noncurrent assets	957.4	769.2

Total assets	$16,139.5	$15,090.8

LIABILITIES AND EQUITY
Short-term debt	$684.0	$813.3
Current portion of long-term debt	80.9	226.8
Accounts payable	3,937.5	3,608.4
Accrued compensation and benefits	704.4	606.2
Accrued income taxes	44.3	47.1
Billings in excess of costs and earnings on uncompleted contracts	225.7	197.2
Liabilities of discontinued operations	—	228.5
Other current liabilities	1,164.6	875.6

Current liabilities	6,841.4	6,603.1

Long-term debt	1,577.5	1,630.6
Postretirement health and other benefits	158.7	164.1
Minority interests in equity of subsidiaries	195.6	267.2
Other noncurrent liabilities	1,305.3	1,219.5
Shareholders’ equity	6,061.0	5,206.3

Total liabilities and equity	$16,139.5	$15,090.8

The accompanying notes are an integral part of the financial statements.

October 24, 2005

JOHNSON CONTROLS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions; unaudited)

	Three Months		Year Ended
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Operating Activities
Net Income	$283.8	$273.0	$909.4	$817.5
Gain and earnings from discontinued operations	8.7	(18.5)	(152.2)	(50.7)

Income from continuing operations	292.5	254.5	757.2	766.8

Adjustments to reconcile income from continuing operations to cash provided by operating activities
Depreciation	160.5	151.4	625.3	572.5
Amortization of intangibles	6.1	5.1	23.1	19.0
Equity in earnings of partially-owned affiliates, net of dividends received	(3.5)	(17.2)	(43.2)	(8.3)
Minority interests in net earnings of subsidiaries	12.4	24.5	52.9	78.0
Deferred income taxes	(4.1)	32.0	(11.2)	100.4
Japanese pension settlement gain	—	—	—	(84.4)
Non cash restructuring costs	1.7	—	47.5	6.6
Pension contributions in excess of expense	(143.3)	—	(143.3)	—
Other	5.4	(21.0)	27.1	(21.5)
Changes in working capital, excluding acquisition and divestitures of businesses
Receivables	(401.4)	(191.7)	(755.8)	(384.3)
Inventories	(0.2)	17.4	(62.3)	(8.8)
Other current assets	(11.9)	(6.0)	(91.1)	28.0
Restructuring reserves	(32.8)	(16.2)	101.9	35.0
Accounts payable and accrued liabilities	215.9	234.9	352.4	274.9
Accrued income taxes	99.7	(18.9)	81.3	13.7
Billings in excess of costs and earnings on uncompleted contracts	0.6	(7.5)	27.7	(3.0)

Cash provided by operating activities	197.6	441.3	989.5	1,384.6

Investing Activities
Capital expenditures	(278.6)	(234.6)	(674.9)	(829.1)
Sale of property, plant and equipment	28.5	28.5	39.2	50.9
Acquisition of businesses, net of cash acquired	(196.9)	(383.0)	(302.7)	(419.6)
Business divestitures	(10.3)	—	676.9	—
Recoverable customer engineering expenditures	(8.9)	(11.3)	(9.8)	(55.0)
Changes in long-term investments	(4.6)	(4.1)	(120.4)	(25.8)

Cash used by investing activities	(470.8)	(604.5)	(391.7)	(1,278.6)

Financing Activities
Increase (decrease) in short-term debt — net	353.1	394.9	(117.7)	659.9
Increase in long-term debt	66.7	9.9	82.8	213.7
Repayment of long-term debt	(266.4)	(191.9)	(373.7)	(869.9)
Payment of cash dividends	(48.9)	(42.8)	(192.7)	(170.7)
Other — net	20.1	(6.6)	70.6	22.5

Cash provided (used) by financing activities	124.6	163.5	(530.7)	(144.5)

Cash (used) provided by discontinued operations	(12.0)	48.4	(65.7)	71.9

(Decrease) increase in cash and cash equivalents	$(160.6)	$48.7	$1.4	$33.4

Certain prior period amounts have been reclassified to conform to the current period’s presentation.
The accompanying notes are an integral part of the financial statements.

October 24, 2005

FOOTNOTES
1. Earnings Per Share
Basic earnings per share (EPS) are computed by dividing net income, after deducting dividend requirements on the Series D Convertible Preferred Stock, by the weighted average number of common shares outstanding. Diluted earnings are computed by deducting from net income the after-tax compensation expense which would arise from the assumed conversion of the Series D Convertible Preferred Stock, which was $0 and $0.1 million for the twelve months ended September 30, 2005 and 2004, respectively. Effective December 31, 2003, the Company converted all the outstanding Series D Convertible Preferred Stock and accordingly there was no after-tax compensation expense for the three or twelve months ended September 30, 2005. Diluted weighted average shares assume the conversion of the Series D Convertible Preferred Stock, if dilutive, plus the dilutive effect of common stock equivalents which would arise from the exercise of stock options.

	Three Months		Year Ended
	Ended September 30,		September 30,
	(unaudited)		(unaudited)
(in millions)	2005	2004	2005	2004
Weighted Average Shares

Basic	192.6	190.3	191.8	187.7
Diluted	195.0	193.0	194.3	192.6

Outstanding at period end			192.9	190.3
2. Business Highlights

	Three Months			Year Ended
	Ended September 30,			September 30,
	(unaudited)			(unaudited)
(in millions)	2005	2004	%	2005	2004	%
Sales

Building efficiency	$1,501.3	$1,431.0	5%	$5,717.7	$5,323.7	7%
Interior experience — North America	2,100.8	2,199.5	-4%	8,902.4	8,997.8	-1%
Interior experience — Europe	2,076.4	1,874.5	11%	8,935.5	7,677.6	16%
Interior experience — Asia	358.1	302.4	18%	1,399.1	1,092.6	28%
Power solutions	863.5	631.6	37%	2,928.5	2,271.7	29%

Total	$6,900.1	$6,439.0		$27,883.2	$25,363.4

Operating Income

Building efficiency	$115.4	$82.5	40%	$295.1	$242.1	22%
Interior experience — North America	107.6	152.2	-29%	384.0	585.6	-34%
Interior experience — Europe	87.4	66.8	31%	253.3	114.2	122%
Interior experience — Asia	11.3	18.5	-39%	30.2	37.8	-20%
Power solutions	114.4	63.9	79%	349.8	237.4	47%

Total	$436.1	$383.9		$1,312.4	$1,217.1

Restructuring costs	—	—		(210.0)	(82.4)
Japanese pension gain	—	—		—	84.4

Consolidated Operating Income	$436.1	$383.9		$1,102.4	$1,219.1

Building efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market.
Interior experience — Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions - Designs and manufactures batteries for the replacement and original equipment markets.
3. Discontinued Operations
In February 2005, the Company completed the sale of its engine electronics business, included in interior experience — Europe segment, to Valeo for approximately 316 million Euros, or about $419 million. This non-core business was acquired in fiscal 2002 from Sagem SA. As part of the post-closing activities, the Company settled a claim with Valeo for approximately $8 million ($5 million after tax), resulting in an adjustment to the purchase price. The sale of the engine electronics business resulted in a gain of approximately $81 million ($51 million after tax), net of related costs.

October 24, 2005

In March 2005, the Company completed the sale of its Johnson Controls World Services, Inc. subsidiary (World Services), included in the building efficiency segment, to IAP Worldwide Services, Inc. for approximately $260 million. This non-strategic business was acquired in fiscal 1989 from Pan Am Corporation. As part of the post-closing activities, the Company has provided approximately $4 million ($3 million after tax) for certain contingencies related to the sale. The sale of World Services resulted in a gain of approximately $139 million ($85 million after tax), net of related costs.
Both the engine electronics business and World Services are reported as discontinued operations in the Consolidated Financial Statements in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
4. Restructuring Costs
In the second quarter of 2005, the Company recorded a restructuring charge of $210 million involving cost structure reduction actions, primarily relating to severance costs and facility consolidations. The majority of the actions are concentrated on the interior experience operations in Europe as the Company focuses on further improving profitability in the region.
5. Non GAAP Reconciliations
The following tables reconcile the Company’s Non-GAAP amounts included in the press release to the most directly comparable GAAP amounts:

	Year Ended September 30,
	(unaudited)
(in millions)	2005	2004	% Inc
Non-GAAP operating income	$1,312	$1,217	8%
Japanese pension gain	—	84
Restructuring costs	(210)	(82)

GAAP operating income	$1,102	$1,219

				Three Months
	Year Ended September 30,			Ended September 30,
	(unaudited)			(unaudited)
(in millions)	2005	2004	% Inc	2005	2004
Non-GAAP income from continuing operations	$857	$729	17%	$293	$236
Japanese pension gain	—	60		—	—
Restructuring costs	(180)	(58)		—	—
One-time tax credits	80	36		—	19

GAAP income from continuing operations	$757	$767		$293	$255

	Year Ended			Three Months
	September 30,			Ended September 30,
	(unaudited)			(unaudited)
(in millions)	2005		2004	2005	2004
Non-GAAP diluted EPS from continuing operations	$4.41	*	$3.79	$1.50	$1.22
Japanese pension gain	—		0.31	—	—
Restructuring costs	(0.92)		(0.30)	—	—
One-time tax credits	0.40		0.18	—	0.09

GAAP diluted EPS from continuing operations	$3.90	*	$3.98	$1.50	$1.31

	Full Year Earnings Per Share Guidance				Earnings Per Share Guidance
	(unaudited)				(unaudited)
					First Quarter
	2006				2006	First Quarter
	(estimate)	2005		% Inc	(estimate)	2005
Non-GAAP EPS from continuing operations	$5.00 to $5.15	$4.41	*	13-17%	$0.82 to $0.85	$0.75
Restructuring costs	—	(0.92)			—	—
One-time tax credits	—	0.40			—	0.06

GAAP EPS from continuing operations	$5.00 to $5.15	$3.90	*		$0.82 to $0.85	$0.81

*	Due to the use of weighted-average shares outstanding for the fiscal year in computing earnings per share, the sum of the quarterly components may not equal the per share amounts listed for the fiscal year.